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                                                                    EXHIBIT 99.1




      ESPEED NAMES TECHNOLOGY AND FINANCIAL SERVICES LEADER KEVIN FOLEY AS
                                    PRESIDENT

          BLOOMBERG TRADEBOOK CEO TO HELP DRIVE ESPEED'S FUTURE GROWTH

    LEE AMAITIS, GLOBAL CHIEF OPERATING OFFICER, IS PROMOTED TO VICE CHAIRMAN


NEW YORK, APRIL 26, 2004 -- eSpeed, Inc. (Nasdaq: ESPD), the leading developer of electronic marketplaces and trading technology, today announced the appointment of Kevin Foley, Chief Executive Officer of Bloomberg Tradebook LLC, as President of eSpeed. In his new role, Mr. Foley will spearhead the creation and expansion of new electronic marketplaces and products, such as eSpeed's Foreign Exchange, Equities and Mortgage-Backed Securities platforms. In addition to concentrating on new markets, Mr. Foley will also focus on increasing the adoption and use of eSpeed's existing proprietary products and software.

"Kevin is a proven leader in electronic trading and financial markets," said Howard W. Lutnick, Chairman and CEO, eSpeed. "We believe that his substantial insight and financial markets expertise will help eSpeed create new partnership opportunities, further penetrate into new areas and further strengthen our leadership position in core markets, enabling eSpeed to continue to define the next generation of trading technology for the global capital markets."

Mr. Foley will start at eSpeed officially on Tuesday, May 4th, joining Howard W. Lutnick and Lee Amaitis, who has been promoted to the role of Vice Chairman of eSpeed. In his new role, Mr. Amaitis will join the office of the Chairman, and work alongside Chairman and CEO Lutnick to drive eSpeed's growth as the company moves forward.

Commenting on today's announcement, Mr. Amaitis, said, "The expertise that Kevin brings across financial products and platforms will be instrumental to eSpeed's future growth. I'm honored to have Kevin join Howard and myself on our executive management team."

Mr. Foley's 21-year career has been focused largely on the convergence of financial products and trading technology, the foundation of eSpeed's business model. Prior to joining eSpeed, Mr. Foley served as CEO of Bloomberg Tradebook LLC, a global institutional electronic brokerage he founded in 1995. At Bloomberg Tradebook, Mr. Foley oversaw the development, sales and marketing of multiple products on the Bloomberg Tradebook platform. Alongside of his executive responsibilities for Tradebook, Mr. Foley also served as Global Head of Electronic Trading and as Global Head of Foreign Exchange for Bloomberg, where he was responsible for electronic trading applications for equities, fixed income, energy and foreign exchange markets. He began his career with Bloomberg in 1990 as a fixed income product specialist. Prior to joining Bloomberg, Mr. Foley was a U.S. government bond trader for Drexel Burnham Lambert.

Commenting on his appointment, Mr. Foley said "I couldn't be more excited to be joining eSpeed's entrepreneurial culture. eSpeed has always believed in the power of innovative technology to meet client needs, improving the way financial markets trade in the process. Behind the technology stands a world-class team of professionals. I look forward to working with Howard Lutnick, Lee Amaitis and the entire eSpeed team as we grow eSpeed's leading position and extend its service into new areas and new product segments."

Mr. Foley holds a BA from Haverford College and a MBA from Columbia University. He currently serves on the Board of Governors for the Philadelphia Stock Exchange.



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ABOUT ESPEED, INC.
eSpeed, Inc. (NASDAQ: ESPD) is the leader in developing and deploying electronic marketplaces and related trading technology that offers traders access to the most liquid, efficient and neutral financial markets in the world. eSpeed operates multiple buyer, multiple seller real-time electronic marketplaces for the global capital markets, including the world's largest government bond markets and other fixed income and equities marketplaces. eSpeed's suite of marketplace tools provides end-to-end transaction solutions for the purchase and sale of financial and non-financial products over

eSpeed's global private network or via the Internet. eSpeed's neutral platform, reliable network, straight-though processing and superior products make it the trusted source for electronic trading at the world's largest fixed income and foreign exchange trading firms and major exchanges. To learn more, please visit www.espeed.com.


MEDIA CONTACT:
Tom Ryan
212.610.2425
tryan@eSpeed.com
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INVESTOR CONTACT:
Maureen Murphy
212.610.2430
mmurphy@eSpeed.com
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